NEWS RELEASE
Contacts:    KLX Energy Services Holdings, Inc.
Keefer M. Lehner, EVP & CFO
832-930-8066
IR@klx.com

Dennard Lascar Investor Relations
Ken Dennard / Natalie Hairston
713-529-6600
KLXE@dennardlascar.com

KLX ENERGY SERVICES HOLDINGS, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2024 RESULTS

HOUSTON, TX - March 12, 2025 - KLX Energy Services Holdings, Inc. (Nasdaq: KLXE) (“KLX”, the “Company”, “we”, “us” or “our”) today reported financial results for the fourth quarter ended December 31, 2024.

Full Year 2024 Financial Highlights

•Revenue of $709 million
•Net loss of $(53) million, net loss margin of (7)% and diluted loss per share of $(3.27)
•Adjusted EBITDA of $90 million
•Adjusted EBITDA margin of 13%
•Subsequent to year end, KLX closed on refinancing its existing 2025 senior secured notes and closed on a new ABL credit facility

Fourth Quarter 2024 Financial Highlights

•Revenue of $166 million
•Net loss of $(15) million, net loss margin of (9)% and diluted loss per share of $(0.90)
•Adjusted EBITDA of $23 million and Adjusted EBITDA margin of 14%

See “Non-GAAP Financial Measures” at the end of this release for a discussion of Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income (Loss), Adjusted Diluted Earnings (Loss) per share, Unlevered and Levered Free Cash Flow, Net Working Capital, Net Debt and their reconciliations to the most directly comparable financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). We have not provided reconciliations of our future expectations as to Adjusted EBITDA or Adjusted EBITDA margin as such reconciliations are not available without unreasonable efforts.

Chris Baker, KLX President and Chief Executive Officer, stated, “We finished the year strong despite typical seasonal headwinds. 2024 fourth quarter revenue was $166 million, the midpoint of our guidance, and Adjusted EBITDA margin came in above our prior guidance. Our companywide focus on cost controls enabled us to increase our 2024 fourth quarter Adjusted EBITDA margin by 187 basis points over last year’s fourth quarter, despite revenue and rig count being down 15% and 5%, respectively, over the same period.

“We have seen solid consistency in our market-leading tech services, rentals and coiled tubing businesses, which have led to improved and sustainable profitability,” added Baker. “We are closely monitoring potential opportunities for increased gas-directed activity, driven by LNG export and datacenter/AI demand. US LNG export capacity is expected to approximately double by 2030 and, we believe, this increase will drive incremental natural gas-directed activity within the US onshore market that will ultimately support and lift OFS pricing and utilization across all basins.

“Additionally, KLX is extremely pleased to have successfully completed our refinancing efforts, which will provide increased financial flexibility as we move forward. Looking forward to full year 2025, we expect annual revenue to be flat to up slightly and anticipate our Adjusted EBITDA margin to range between 13% to 15%. As we navigate the evolving energy landscape, our strategic positioning, operational excellence, and financial resilience position us to capitalize on emerging opportunities and deliver sustainable value to our shareholders in the years ahead,” concluded Baker.

Fourth Quarter 2024 Financial Results

Revenue for the fourth quarter of 2024 totaled $165.5 million, a decrease of 12.4% compared to third quarter revenue of $188.9 million. The decrease in revenue reflects a decrease in activity in addition to the expected seasonal decline in the fourth quarter. On a product line basis, drilling, completion, production and intervention services contributed approximately 22%, 52%, 16% and 10%, respectively, to revenues for the fourth quarter 2024.

Net loss for the fourth quarter of 2024 was $(14.7) million, compared to fourth quarter 2023 net loss of $(9.2) million. Adjusted net loss for the fourth quarter of 2024 was $(13.1) million, compared to fourth quarter 2023 adjusted net loss of $(8.7) million. Adjusted EBITDA for the fourth quarter of 2024 was $22.7 million, compared to fourth quarter 2023 Adjusted EBITDA of $23.0 million. Adjusted EBITDA margin for the fourth quarter of 2024 was 13.7%, compared to fourth quarter 2023 Adjusted EBITDA margin of 11.8%.

Fourth Quarter 2024 Segment Results

The Company reports revenue, operating income (loss) and Adjusted EBITDA through three geographic business segments: Rocky Mountains, Southwest and Northeast/Mid-Con. The Company reports operating activities not attributable to an individual geographic business segment through the Corporate and other segment. Segment results are reported after inter-segment eliminations.

•Rocky Mountains: Revenue, operating income and Adjusted EBITDA for the Rocky Mountains segment was $54.0 million, $4.7 million and $11.8 million, respectively, for the fourth quarter of 2024. Fourth quarter revenue represents a 20.5% decrease over the third quarter of 2024 largely due to winter holiday seasonality and budget exhaustion, which affected all of our regional completion and intervention offerings, including coiled tubing, frac rentals and wireline services. Segment operating income and Adjusted EBITDA decreased 51.5% and 28.9%, respectively, as a function of the seasonal decrease in activity, which is expected to correct as we exit the first quarter of 2025.

•Southwest: Revenue, operating income and Adjusted EBITDA for the Southwest segment, which includes the Permian and South Texas, was $61.4 million, $1.1 million and $9.6 million, respectively, for the fourth quarter of 2024. Fourth quarter revenue represents a 10.5% decrease over the third quarter of 2024 largely due to annual seasonality due to budget exhaustion and winter holiday breaks, which affected all product service lines in the region, including our directional drilling and flowback services. Segment operating income and Adjusted EBITDA increased 57.1% and 10.3%, respectively, due largely to a shift in revenue mix and reduced overhead, including headcount and vehicle fleet.

•Northeast/Mid-Con: Revenue, operating income and Adjusted EBITDA for the Northeast/Mid-Con segment was $50.1 million, $0.3 million and $9.8 million, respectively, for the fourth quarter of 2024. Fourth quarter revenue represents a 4.4% decrease over the third quarter of 2024 driven largely by decreased completion activity due to budget exhaustion and winter holiday breaks. Segment operating income and Adjusted EBITDA decreased 85.0% and 10.1%, respectively, as a function of the decrease in activity.

•Corporate and other: Operating loss and Adjusted EBITDA loss for the Corporate and other segment were $11.1 million and $8.5 million, respectively, for the fourth quarter of 2024. Segment operating loss and Adjusted EBITDA loss remained largely in line with prior quarter.

The following is a tabular summary of revenue, operating income (loss) and Adjusted EBITDA (loss) for the fourth quarter ended December 31, 2024, the third quarter ended September 30, 2024 and the fourth quarter ended December 31, 2023 ($ in millions).

		Three Months Ended
		December 31, 2024	September 30, 2024	December 31, 2023
Revenue:
Rocky Mountains		$54.0	$67.9	$60.0
Southwest		61.4	68.6	67.3
Northeast/Mid-Con		50.1	52.4	66.9
Total revenue	`	$165.5	$188.9	$194.2

	Three Months Ended
	December 31, 2024	September 30, 2024	December 31, 2023
Operating income (loss):
Rocky Mountains	$4.7	$9.7	$6.7
Southwest	1.1	0.7	1.7
Northeast/Mid-Con	0.3	2.0	4.1
Corporate and other	(11.1)	(11.3)	(10.5)
Total operating (loss) income	$(5.0)	$1.1	$2.0

	Three Months Ended
	December 31, 2024	September 30, 2024	December 31, 2023
Adjusted EBITDA (loss)
Rocky Mountains	$11.8	$16.6	$12.7
Southwest	9.6	8.7	8.8
Northeast/Mid-Con	9.8	10.9	10.7
Segment total	31.2	36.2	32.2
Corporate and other	(8.5)	(8.4)	(9.2)
Total Adjusted EBITDA(1)	$22.7	$27.8	$23.0
(1) Excludes one-time costs, as defined in the Reconciliation of Consolidated Net Income (Loss) to Adjusted EBITDA table below, non-cash compensation expense and non-cash asset impairment expense.

Balance Sheet and Liquidity

Total debt outstanding as of December 31, 2024 was $285.1 million. As of December 31, 2024, cash and cash equivalents totaled $91.6 million. Available liquidity as of December 31, 2024 was $112.0 million, including availability of $20.4 million on the December 2024 asset-based revolving credit facility (the “Prior ABL Facility”) borrowing base certificate. The senior secured notes bear interest at an annual rate of 11.5% (the “2025 Senior Notes”), payable semi-annually in arrears on May 1st and November 1st. Accrued interest as of December 31, 2024 was $4.5 million for the 2025 Senior Notes and $0.0 million related to the ABL Facility.

On March 7, 2025, the Company and certain of its subsidiaries entered into a Securities Purchase Agreement with certain holders (the “Investors”) of its 2025 Senior Notes, pursuant to which the Company agreed to issue and sell to the Investors (a) approximately $232.2 million in aggregate principal amount of 2030 Senior Notes and (b) warrants to purchase, in the aggregate, up to 2,373,187 shares of the Company's common stock, at an exercise price of $0.01 per share, subject to adjustment (the “Warrants”) in exchange for (i) approximately $78.4 million in aggregate cash consideration and (ii) approximately $143.6 million aggregate principal amount of the 2025 Senior Notes, which will be cancelled by the Company upon receipt (collectively, the “Refinancing”). The Company completed the Refinancing on March 12, 2025, and deposited with the trustee under the 2025 Senior Notes indenture $97.1 million in trust and instructed the trustee to apply such funds to redeem the remaining 2025 Senior Notes plus accrued interest. Upon deposit of the redemption amount, the 2025 Senior Notes indenture was satisfied and discharged in accordance with its terms and the Company has been released from its obligations under the 2025 Senior Notes indenture except with respect to those provisions of such indenture that, by their terms, survive the satisfaction and discharge.

In connection with the Refinancing, the Company also entered into a Credit Agreement, dated as of March 7, 2025 (the “New ABL Facility”), with the Company, as borrower, Eclipse Business Capital LLC, as administrative agent, as collateral agent and as FILO administrative agent and the lenders party thereto. The initial funding under the New ABL Facility occurred on March 12, 2025, and the proceeds were used to repay the Company's Prior ABL Facility in full.

Net working capital as of December 31, 2024 was $25.7 million, a 46% decrease from December 31, 2023 driven by reduced activity and revenue and a reduction in days sales outstanding due to improved collections.

Other Financial Information

Capital expenditures were $15.3 million during the fourth quarter of 2024, out of which $3.3 million was opportunistic and $12.0 million was recurring spend. Fourth quarter capital expenditures decreased by $5.7 million or 27.1% compared to capital expenditures of $21.0 million in the third quarter of 2024. Capital spending during the fourth quarter was driven primarily by maintenance capital expenditures across our segments.

As of December 31, 2024, we had $2.3 million of assets held for sale related to one facility and select equipment in the Rocky Mountains and Southwest segments.

Conference Call Information

KLX will conduct its fourth quarter 2024 conference call, which can be accessed via dial-in or webcast, on Thursday, March 13, 2025 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) by dialing 1-201-389-0867 and asking for the KLX conference call at least 10 minutes prior to the start time, or by logging onto the webcast at https://investor.klx.com/events-and-presentations/events. For those who cannot listen to the live call, a replay will be available through March 27, 2025, and may be accessed by dialing 1-201-612-7415 and using passcode 13751933#. Also, an archive of the webcast will be available shortly after the call at https://investor.klx.com/events-and-presentations/events for 90 days. Please submit any questions for management prior to the call via email to KLXE@dennardlascar.com.

About KLX Energy Services Holdings, Inc.

KLX is a growth-oriented provider of diversified oilfield services to leading onshore oil and natural gas exploration and production companies operating in both conventional and unconventional plays in all of the active major basins throughout the United States. The Company delivers mission critical oilfield services focused on drilling, completion, production, and intervention activities for technically demanding wells from over 50 service and support facilities located throughout the United States. KLX’s complementary suite of proprietary products and specialized services is supported by technically skilled personnel and a broad portfolio of innovative in-house manufacturing, repair and maintenance capabilities. More information is available at www.klx.com.

Forward-Looking Statements and Cautionary Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information to investors. This news release (and any oral statements made regarding the subjects of this release, including on the conference call announced herein) includes forward-looking statements that reflect our current expectations and projections about our future results, performance and prospects. Forward-looking statements include all statements that are not historical in nature and are not current facts. When used in this news release (and any oral statements made regarding the subjects of this release, including on the conference call announced herein), the words “believe,” “expect,” “plan,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “might,” “should,” “could,” “will” or the negative of these terms or similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events with respect to, among other things: our operating cash flows; the availability of capital and our liquidity; our future revenue, income and operating performance; our ability to sustain and improve our utilization, revenue and margins; our ability to maintain acceptable pricing for our services; future capital expenditures; our ability to finance equipment, working capital and capital expenditures; our ability to execute our long-term growth strategy and to integrate our acquisitions; our ability to successfully develop our research and technology capabilities and implement technological developments and enhancements; and the timing and success of strategic initiatives and special projects.

Forward-looking statements are not assurances of future performance and actual results could differ materially from our historical experience and our present expectations or projections. These forward-looking statements are based on management’s current expectations and beliefs, forecasts for our existing operations, experience, expectations and perception of historical trends, current conditions, anticipated future developments and their effect on us and other factors believed to be appropriate. Although management believes the expectations and assumptions reflected in these forward-looking statements are reasonable as and when made, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all). Our forward-looking statements involve significant risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Known material factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, risks associated with the following: a decline in demand for our services, including due to overcapacity and other competitive factors affecting our industry; the cyclical nature and volatility of the oil and gas industry, which impacts the level of exploration, production and development activity and spending patterns by oil and natural gas exploration and production companies; a decline in, or substantial volatility of, crude oil and gas commodity prices, which generally leads to decreased spending by our customers and negatively impacts drilling, completion and production activity;

inflation; increases in interest rates; the ongoing war in Ukraine and its continuing effects on global trade; the ongoing conflict in the Middle East; supply chain issues; and other risks and uncertainties listed in our filings with the U.S. Securities and Exchange Commission, including our Current Reports on Form 8-K that we file from time to time, Quarterly Reports on Form 10-Q and Annual Report on Form 10-K. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except as required by law.

KLX Energy Services Holdings, Inc.
Condensed Consolidated Statements of Operations
(In millions of U.S. dollars and shares, except per share data)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Revenues	$165.5	$188.9	$194.2	$709.3	$888.4
Costs and expenses:
Cost of sales	127.4	142.3	152.2	549.7	672.5
Depreciation and amortization	25.1	23.9	19.8	94.0	72.8
Selling, general and administrative	17.6	21.2	19.8	79.6	86.7
Research and development costs	0.4	0.4	0.4	1.4	1.4
Impairment and other charges	—	—	—	0.1	—
Bargain purchase gain	—	—	—	—	(1.9)
Operating (loss) income	(5.0)	1.1	2.0	(15.5)	56.9
Non-operating expense:
Interest income	(0.5)	(0.7)	(0.9)	(2.5)	(1.8)
Interest expense	10.2	9.8	9.3	39.4	36.5
(Loss) income before income tax	(14.7)	(8.0)	(6.4)	(52.4)	22.2
Income tax expense	—	0.2	2.8	0.6	3.0
Net (loss) income	$(14.7)	$(8.2)	$(9.2)	$(53.0)	$19.2

Net income (loss) per common share:
Basic	$(0.90)	$(0.51)	$(0.58)	$(3.27)	$1.23
Diluted	$(0.90)	$(0.51)	$(0.58)	$(3.27)	$1.22

Weighted average common shares:
Basic	16.3	16.2	16.0	16.2	15.6
Diluted	16.3	16.2	16.0	16.2	15.7

KLX Energy Services Holdings, Inc.
Condensed Consolidated Balance Sheets
(In millions of U.S. dollars and shares, except per share data)
(Unaudited)

	As of December 31
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$91.6	$112.5
Accounts receivable–trade, net of allowance of $4.2 and $5.5	96.9	127.0
Inventories, net	31.0	33.5
Prepaid expenses and other current assets	13.5	17.3
Total current assets	233.0	290.3
Property and equipment, net(1)	197.1	220.6
Operating lease assets	19.6	22.3
Intangible assets, net	1.5	1.8
Other assets	5.1	4.8
Total assets	$456.3	$539.8
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$74.4	$87.9
Accrued interest	4.5	4.6
Accrued liabilities	41.3	42.7
Current portion of operating lease liabilities	6.9	6.9
Current portion of finance lease liabilities	13.0	22.0
Total current liabilities	140.1	164.1
Long-term debt	285.1	284.3
Long-term operating lease liabilities	13.5	16.0
Long-term finance lease liabilities	26.4	36.2
Other non-current liabilities	1.7	0.4
Commitments, contingencies and off-balance sheet arrangements
Stockholders’ equity:
Common Stock, $0.01 par value; 110.0 authorized; 17.5 and 14.3 issued	0.2	0.1
Additional paid-in capital	557.5	553.4
Treasury stock, at cost, 0.5 shares and 0.4 shares	(5.8)	(5.3)
Accumulated deficit	(562.4)	(509.4)
Total stockholders’ (deficit) equity	(10.5)	38.8
Total liabilities and stockholders' equity	$456.3	$539.8

(1) Includes right-of-use assets - finance leases

KLX Energy Services Holdings, Inc.
Additional Selected Operating Data
(Unaudited)

Non-GAAP Financial Measures

This release includes Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income (Loss), Adjusted Diluted Earnings (Loss) per share, Unlevered and Levered Free Cash Flow, Net Working Capital and Net Debt measures. Each of the metrics are “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934.

Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. Adjusted EBITDA is not a measure of net earnings or cash flows as determined by GAAP. We define Adjusted EBITDA as net earnings (loss) before interest, taxes, depreciation and amortization, further adjusted for (i) goodwill and/or long-lived asset impairment charges, (ii) stock-based compensation expense, (iii) restructuring charges, (iv) transaction and integration costs related to acquisitions and (v) other expenses or charges to exclude certain items that we believe are not reflective of the ongoing performance of our business. Adjusted EBITDA is used to calculate the Company’s leverage ratio, consistent with the terms of the Company’s ABL Facility.

We believe Adjusted EBITDA is useful because it allows us to supplement the GAAP measures in order to more effectively evaluate our operating performance and compare the results of our operations from period to period without regard to our financing methods or capital structure. We exclude the items listed above in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP, or as an indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDA. Our computations of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA margin is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. Adjusted EBITDA margin is not a measure of net earnings or cash flows as determined by GAAP. Adjusted EBITDA margin is defined as the quotient of Adjusted EBITDA and total revenue. We believe Adjusted EBITDA margin is useful because it allows us to supplement the GAAP measures in order to more effectively evaluate our operating performance and compare the results of our operations from period to period without regard to our financing methods or capital structure, as a percentage of revenues.

We define Adjusted Net Income (Loss) as consolidated net income (loss) adjusted for (i) goodwill and/or long-lived asset impairment charges, (ii) restructuring charges, (iii) transaction and integration costs related to acquisitions and (iv) other expenses or charges to exclude certain items that we believe are not reflective of the ongoing performance of our business. We believe Adjusted Net Income (Loss) is useful because it allows us to exclude non-recurring items in evaluating our operating performance.

We define Adjusted Diluted Earnings (Loss) per share as the quotient of adjusted net income (loss) and diluted weighted average common shares. We believe that Adjusted Diluted Earnings (Loss) per share provides useful information to investors because it allows us to exclude non-recurring items in evaluating our operating performance on a diluted per share basis.

We define Unlevered Free Cash Flow as net cash provided by operating activities less capital expenditures and proceeds from sale of property and equipment plus interest expense. We define Levered Free Cash Flow as net cash provided by operating activities less capital expenditures and proceeds from sale of property and equipment. Our management uses Unlevered and Levered Free Cash Flow to assess the Company’s liquidity and ability to repay maturing debt, fund operations and make additional investments. We believe that each of Unlevered and Levered Free Cash Flow provide useful information to investors because it is an important indicator of the Company’s liquidity, including our ability to reduce Net Debt and make strategic investments.

Net Working Capital is calculated as current assets, excluding cash, less current liabilities, excluding accrued interest and finance lease obligations. We believe that Net Working Capital provides useful information to investors because it is an important indicator of the Company’s liquidity.

We define Net Debt as total debt less cash and cash equivalents. We believe that Net Debt provides useful information to investors because it is an important indicator of the Company’s indebtedness.

The following tables present a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures for the periods indicated:

KLX Energy Services Holdings, Inc.
Reconciliation of Consolidated Net (Loss) Income to Adjusted EBITDA*
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Consolidated net (loss) income (2)	$(14.7)	$(8.2)	$(9.2)	$(53.0)	$19.2
Income tax expense	—	0.2	2.8	0.6	3.0
Interest expense, net	9.7	9.1	8.4	36.9	34.7
Operating (loss) income	(5.0)	1.1	2.0	(15.5)	56.9
Bargain purchase gain	—	—	—	—	(1.9)
Impairment and other charges (1)	—	—	—	0.1	—
One-time net costs, excluding impairment and other charges (1)	1.6	1.8	0.5	7.1	6.8
Adjusted operating (loss) income	(3.4)	2.9	2.5	(8.3)	61.8
Depreciation and amortization	25.1	23.9	19.8	94.0	72.8
Non-cash compensation	1.0	1.0	0.7	3.9	3.0
Adjusted EBITDA	$22.7	$27.8	$23.0	$89.6	$137.6
*Previously announced quarterly numbers may not sum to the year-end total due to rounding.
(1) The one-time costs during the fourth quarter of 2024 relate to $1.1 in legal fees, $0.3 in personnel costs, $0.1 in non-recurring facility costs and $0.1 in professional services.
(2) Cost of sales includes $2.0 and $8.3 of lease expense associated with five coiled tubing unit leases for the three and twelve months ended December 31, 2023, respectively.

KLX Energy Services Holdings, Inc.
Consolidated Net (Loss) Income Margin(1)
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Consolidated net (loss) income	$(14.7)	$(8.2)	$(9.2)	$(53.0)	$19.2
Revenue	165.5	188.9	194.2	709.3	888.4
Consolidated net (loss) income margin percentage	(8.9)%	(4.3)%	(4.7)%	(7.5)%	2.2%

(1) Consolidated Net (Loss) Income Margin is defined as the quotient of consolidated net income (loss) and total revenue.

KLX Energy Services Holdings, Inc.
Consolidated Adjusted EBITDA Margin(1)
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Adjusted EBITDA	$22.7	$27.8	$23.0	$89.6	$137.6
Revenue	165.5	188.9	194.2	709.3	888.4
Adjusted EBITDA Margin Percentage	13.7%	14.7%	11.8%	12.6%	15.5%

(1) Adjusted EBITDA Margin is defined as the quotient of Adjusted EBITDA and total revenue. Adjusted EBITDA is operating income (loss) excluding one-time costs (as defined above), depreciation and amortization expense, non-cash compensation expense and non-cash asset impairment expense.

Reconciliation of Rocky Mountains Operating Income to Adjusted EBITDA
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Rocky Mountains operating income	$4.7	$9.7	$6.7	$23.8	$46.1
One-time costs (1)	—	—	—	0.1	—
Adjusted operating income	4.7	9.7	6.7	23.9	46.1
Depreciation and amortization expense	7.1	6.9	6.0	27.3	22.4
Non-cash compensation	—	—	—	—	—
Rocky Mountains Adjusted EBITDA	$11.8	$16.6	$12.7	$51.2	$68.5

(1) One-time costs are defined in the Reconciliation of Consolidated Net Income (Loss) to Adjusted EBITDA table above. For purposes of segment reconciliation, one-time costs also include impairment and other charges.

Reconciliation of Southwest Operating Income to Adjusted EBITDA
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Southwest operating income	$1.1	$0.7	$1.7	$3.7	$19.3
One-time costs (1)	0.3	0.2	0.3	0.9	0.5
Adjusted operating income	1.4	0.9	2.0	4.6	19.8
Depreciation and amortization expense	8.2	7.8	6.8	30.8	25.7
Non-cash compensation	—	—	—	—	—
Southwest Adjusted EBITDA	$9.6	$8.7	$8.8	$35.4	$45.5
(1) One-time costs are defined in the Reconciliation of Consolidated Net Income (Loss) to Adjusted EBITDA table above. For purposes of segment reconciliation, one-time costs also include impairment and other charges.

Reconciliation of Northeast/Mid-Con Operating Income to Adjusted EBITDA
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Northeast/Mid-Con operating income	$0.3	$2.0	$4.1	$2.3	$40.6
One-time costs (1)	0.1	—	0.1	0.6	0.1
Adjusted operating income	0.4	2.0	4.2	2.9	40.7
Depreciation and amortization expense	9.3	8.9	6.4	34.1	22.9
Non-cash compensation	0.1	—	0.1	0.3	0.2
Northeast/Mid-Con Adjusted EBITDA	$9.8	$10.9	$10.7	$37.3	$63.8
(1) One-time costs are defined in the Reconciliation of Consolidated Net Income (Loss) to Adjusted EBITDA table above. For purposes of segment reconciliation, one-time costs also include impairment and other charges.

Reconciliation of Corporate and Other Operating Loss to Adjusted EBITDA Loss
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Corporate and other operating loss	$(11.1)	$(11.3)	$(10.5)	$(45.3)	$(49.1)
Bargain purchase gain	—	—	—	—	(1.9)
Impairment and other charges	—	—	—	0.1	—
One-time costs, excluding impairment and other charges (1)	1.2	1.6	0.1	5.5	6.2
Adjusted operating loss	(9.9)	(9.7)	(10.4)	(39.7)	(44.8)
Depreciation and amortization expense	0.5	0.3	0.5	1.8	1.8
Non-cash compensation	0.9	1.0	0.7	3.6	2.8
Corporate and other Adjusted EBITDA loss	$(8.5)	$(8.4)	$(9.2)	$(34.3)	$(40.2)
(1) One-time costs are defined in the Reconciliation of Consolidated Net Income (Loss) to Adjusted EBITDA table above. For purposes of segment reconciliation, one-time costs also include impairment and other charges.

KLX Energy Services Holdings, Inc.
Segment Operating Income Margin(1)
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Rocky Mountains
Operating income	$4.7	$9.7	$6.7	$23.8	$46.1
Revenue	54.0	67.9	60.0	228.9	271.3
Segment operating income margin percentage	8.7%	14.3%	11.2%	10.4%	17.0%
Southwest
Operating income	1.1	0.7	1.7	3.7	19.3
Revenue	61.4	68.6	67.3	269.3	304.9
Segment operating income margin percentage	1.8%	1.0%	2.5%	1.4%	6.3%
Northeast/Mid-Con
Operating income	0.3	2.0	4.1	2.3	40.6
Revenue	50.1	52.4	66.9	211.1	312.2
Segment operating income margin percentage	0.6%	3.8%	6.1%	1.1%	13.0%
(1) Segment operating income margin is defined as the quotient of segment operating income and segment revenue.

KLX Energy Services Holdings, Inc.
Segment Adjusted EBITDA Margin(1)
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Rocky Mountains
Adjusted EBITDA	$11.8	$16.6	$12.7	$51.2	$68.5
Revenue	54.0	67.9	60.0	228.9	271.3
Adjusted EBITDA Margin Percentage	21.9%	24.4%	21.2%	22.4%	25.2%
Southwest
Adjusted EBITDA	9.6	8.7	8.8	35.4	45.5
Revenue	61.4	68.6	67.3	269.3	304.9
Adjusted EBITDA Margin Percentage	15.6%	12.7%	13.1%	13.1%	14.9%
Northeast/Mid-Con
Adjusted EBITDA	9.8	10.9	10.7	37.3	63.8
Revenue	50.1	52.4	66.9	211.1	312.2
Adjusted EBITDA Margin Percentage	19.6%	20.8%	16.0%	17.7%	20.4%
(1) Segment Adjusted EBITDA Margin is defined as the quotient of Segment Adjusted EBITDA and total segment revenue. Segment Adjusted EBITDA is segment operating income (loss) excluding one-time costs (as defined above), non-cash compensation expense and non-cash asset impairment expense.

KLX Energy Services Holdings, Inc.
Reconciliation of Consolidated Net (Loss) Income to Adjusted Net (Loss) Income and
Adjusted Diluted (Loss) Earnings per Share
(In millions of U.S. dollars and shares, except per share amounts)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Consolidated net (loss) income(2)	$(14.7)	$(8.2)	$(9.2)	$(53.0)	$19.2
Bargain purchase gain	—	—	—	—	(1.9)
Impairment and other charges	—	—	—	0.1	—
One-time costs(1)	1.6	1.8	0.5	7.1	6.8
Adjusted net (loss) income	$(13.1)	$(6.4)	$(8.7)	$(45.8)	$24.1
Diluted weighted average common shares	16.3	16.2	16.0	16.2	15.7
Adjusted Diluted (Loss) Earnings per share(3)	$(0.80)	$(0.40)	$(0.54)	$(2.83)	$1.54
*Previously announced quarterly numbers may not sum to the year-end total due to rounding.
(1) The one-time costs during the fourth quarter of 2024 relate to $1.1 in legal fees, $0.3 in personnel costs, $0.1 in non-recurring facility costs and $0.1 in professional services.
(2) Cost of sales includes $2.0 and $8.3 of lease expense associated with five coiled tubing unit leases for the three and twelve months ended December 31, 2023, respectively.
(3) Adjusted Diluted (Loss) Earnings per share is defined as the quotient of Adjusted Net (Loss) Income and diluted weighted average common shares.

KLX Energy Services Holdings, Inc.
Reconciliation of Net Cash Flow Provided by Operating Activities to Free Cash Flow
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Net cash flow provided by operating activities	$26.0	$16.8	$38.6	$54.2	$115.6
Capital expenditures	(15.3)	(21.0)	(12.8)	(65.1)	(57.1)
Proceeds from sale of property and equipment	4.8	2.6	3.0	14.0	16.3
Cash from acquisition	—	—	—	—	1.1
Levered Free Cash Flow	15.5	(1.6)	28.8	3.1	75.9
Add: Interest expense, net	9.7	9.1	8.4	36.9	34.7
Unlevered Free Cash Flow	$25.2	$7.5	$37.2	$40.0	$110.6

KLX Energy Services Holdings, Inc.
Reconciliation of Current Assets and Current Liabilities to Net Working Capital
(In millions of U.S. dollars)
(Unaudited)

	As of
	December 31, 2024	September 30, 2024	December 31, 2023
Current assets	$233.0	$254.8	$290.3
Less: Cash	91.6	82.7	112.5
Net current assets	141.4	172.1	177.8
Current liabilities	140.1	205.1	164.1
Less: Current portion of long-term debt	—	50.0	—
Less: Accrued interest	4.5	11.4	4.6
Less: Operating lease obligations	6.9	6.7	6.9
Less: Finance lease obligations	13.0	15.9	22.0
Net current liabilities	115.7	121.1	130.6
Net working capital	$25.7	$51.0	$47.2

KLX Energy Services Holdings, Inc.
Reconciliation of Net Debt(1)
(In millions of U.S. dollars)
(Unaudited)

	As of
	December 31, 2024	September 30, 2024	December 31, 2023
Total Debt	$285.1	$285.2	$284.3
Cash	91.6	82.7	112.5
Net Debt	$193.5	$202.5	$171.8
(1) Net Debt is defined as total debt less cash and cash equivalents.